Exhibit 10.1

Execution Copy

SECOND FORBEARANCE AGREEMENT

This Second Forbearance Agreement (herein, the “Second Forbearance Agreement”) is made as of this 31st day of January, 2011, by and among Sbarro, Inc., a New York corporation (the “Borrower”), Sbarro Holdings, LLC, a Delaware limited liability company (“Holdings”), the Lenders (as defined in the Credit Agreement) party hereto and Bank of America, N.A., as Administrative Agent.

R E C I T A L S:

A.    The Lenders have extended credit to the Borrower on the terms and conditions set forth in that certain Credit Agreement dated as of January 31, 2007, as amended or otherwise modified prior to the date hereof, by and among the Borrower, Holdings, the Lenders, the Administrative Agent and the other entities party thereto (the “Credit Agreement”).

B.    The Borrower has informed the Lenders that it is not in compliance with Section 7.16 of the Credit Agreement for the four fiscal quarter period ending January 2, 2011 (the “Existing Default”) (and the parties hereto acknowledge and agree that the date of December 26, 2010 set forth in such Section is a mistake and the correct date is January 2, 2011).

C.    The Lenders are not willing to waive the Event of Default that exists as a result of the Existing Default.

D.    The Borrower has also informed the Lenders that it received a “Notice of Default” under the Senior Notes Indenture from a holder of the Senior Notes on December 28, 2010 with respect to the entry of the Second Lien Credit Agreement by the Loan Parties in March 2009 (the “Indenture Default Notice”) and that the Borrower disputes the defaults specified in the Indenture Default Notice.

E.    The Borrower has requested that the Lenders temporarily forbear from exercising certain rights and remedies under the Loan Documents.

F.    The Borrower, Holdings, the Lenders party thereto and the Administrative Agent have entered into that certain Forbearance Agreement dated as of January 3, 2011 (the “First Forbearance Agreement”).

G.    In order to accommodate the Borrower’s request, during and only during the period (the “Standstill Period”) beginning on the date of this Second Forbearance Agreement and ending on the Standstill Termination Date (as defined below), the Lenders are willing to temporarily forbear from exercising their rights and remedies available solely by reason of the Existing Default or the delivery of the Indenture Default Notice on the terms, conditions, and provisions contained in this Second Forbearance Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Incorporation of Recitals; Defined Terms. Holdings, the Borrower and each of the Lenders party hereto acknowledges that the Recitals set forth above are true and correct in all material respects. The defined terms in the Recitals set forth above are hereby incorporated into this Second Forbearance Agreement by reference. All other capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

2.         Confirmation by the Borrower of Loans and Letters of Credit. The Borrower acknowledges and agrees that as of January 30, 2011, the respective aggregate outstanding principal balances of the Loans and the aggregate face amount of outstanding Letters of Credit were as follows:

Revolving Loans:	$17,900,000.00

Term B Loans:	$154,797,500.00

Letters of Credit:	$3,599,909.53

The Borrower acknowledges and agrees that as of (and including) January 30, 2011: (i) the aggregate amount of accrued and unpaid interest on the Revolving Loans and Term B Loans is $1,036,138.00, (ii) the aggregate amount of accrued and unpaid Letter of Credit Fees, fronting fees and L/C Issuer Fees payable pursuant to Section 2.11(b) of the Credit Agreement is $17,552.18 and (iii) the foregoing amounts do not include other fees, expenses and other amounts which are chargeable or otherwise reimbursable under the Credit Agreement and the other Loan Documents. All of the foregoing amounts are the bona fide obligations of the Borrower, and the Borrower acknowledges its obligation to pay such amounts in accordance with the terms of the Credit Agreement and agrees that it has no right of setoff, defenses, claims or counterclaims with respect thereto.

3.         Acknowledgment of Default. The Existing Default constitutes, as of January 2, 2011, an Event of Default under the Credit Agreement (such Event of Default, the “Specified Event of Default”). The Borrower acknowledges that, as a result of the Specified Event of Default, (i) the conditions precedent to the obligation of each Lender to make Loans to the Borrower and to the obligation of each L/C Issuer to issue (or renew or extend the term of) any Letter of Credit set forth in Section 4.02 of the Credit Agreement are not satisfied and (ii) the Lenders are permitted and entitled under Section 8.02 of the Credit Agreement to terminate the Commitments, to accelerate the Loans, to require cash collateral for L/C Obligations, to enforce Liens granted under the Collateral Documents and to exercise any other rights or remedies that may be available under the Loan Documents or under applicable law. Each of Holdings and the Borrower represents to the Administrative Agent and the Lenders that no Default or Event of Default exists other than the Specified Event of Default. Each of Holdings and the Borrower acknowledges that as a result of the Specified Event of Default, it is prohibited from taking any actions that would be otherwise permitted under the Credit Agreement that are conditioned upon no Default or Event of Default having occurred and being continuing (or words of similar import), and agrees not to take, and not to permit any of its respective Subsidiaries to take, any such actions. Furthermore (and without limiting the foregoing), each of Holdings and the Borrower acknowledges and agrees that as a result of the Specified Event of Default:

(i)

in accordance with the definition of “Eligible Assignee” contained in Section 1.01 of the Credit Agreement and Section 10.06(b) of the Credit Agreement, the Borrower’s consent right in respect of certain assignments is no longer in effect;

(ii)	in accordance with clause (x) of Section 2.06(c) of the Credit Agreement, all outstanding Loans bear interest at the Default Rate; and

(iii)

in accordance with Section 2.07(d) of the Credit Agreement, the Borrower is not entitled to convert Eurodollar Loans to, or continue any Eurodollar Loans for additional Interest Periods as, Eurodollar Loans having an Interest Period in excess of one month.

4.     Forbearance. Until the Standstill Termination Date (as defined below) occurs, the Lenders will not (i) accelerate the Loans or enforce any of the Liens granted under the Collateral Documents solely as a result of the Specified Event of Default or the delivery of the Indenture Default Notice or (ii) exercise any other rights or remedies under the Loan Documents available solely by reason of the Specified Event of Default or the delivery of the Indenture Default Notice.

5.     Certain Covenants. Each of Holdings and the Borrower hereby covenants and agrees with the Administrative Agent and the Lenders as follows:

(a)

Principal Payments. The Borrower shall continue to pay all principal on the Loans as and when due under the Credit Agreement including, without limitation, all scheduled payments of principal on the Term B Loans, and shall reimburse each L/C Issuer for any L/C Disbursements as and when due under the Credit Agreement.

(b)	Interest and Fee Payments. The Borrower shall make all payments in respect of interest, fees and other amounts due under the Loan Documents when due.

(c)

Fees and Expenses. The Borrower shall pay on demand all reasonable and documented fees and expenses (including attorneys’ and advisors’ fees) incurred by the Administrative Agent and its counsel in connection with this Second Forbearance Agreement, and will comply with its payment obligations pursuant to that certain letter agreement, dated as of December 22, 2010, by and among Conway Del Genio Gries & Co., LLC (“CDG”), Davis Polk & Wardwell LLP and the Administrative Agent, as acknowledged by the Borrower and Holdings pursuant to that certain letter of acknowledgement, dated as of December 22, 2010, delivered by the Borrower and Holdings to the Administrative Agent and Davis Polk & Wardwell LLP.

(d)	Capital Expenditures. The Borrower shall not permit Consolidated Capital Expenditures for the period beginning February 1, 2011 and ending on March 2, 2011 to exceed $1,500,000.

(e)

Updated 13-Week Forecast. Not later than February 7, 2011, the Borrower shall deliver to the Administrative Agent an update to the 13-Week Forecast (as defined in the First Forbearance Agreement) (the “Updated 13-Week Forecast”) in form and substance reasonably satisfactory to the Administrative Agent.

(f)

Additional Reporting. During the Standstill Period, the Borrower shall provide on each Wednesday of each calendar week, (x) a report showing aggregate weekly store sales statistics for the most recently completed calendar week with a comparison to the corresponding week of the preceding year and (y) a report showing, with respect to the calendar week ending 10 calendar days prior to such Wednesday, actual cash flow for the Borrower and its Subsidiaries and a comparison to the projected amount for such week set forth in the 13-Week Forecast (for the period from January 31, 2011 through February 6, 2011) or the Updated 13-Week Forecast (for the period from February 7, 2011 through the Standstill Termination Date). For the avoidance of doubt, each calendar week ends on Sunday.

(g)

Budget. Not later than February 11, 2011, the Borrower shall deliver to the Administrative Agent an alternative cash flow forecast containing such information as has been agreed by Rothschild Inc. and CDG prior to the date hereof. The Lenders party hereto agree that compliance by the Borrower with the foregoing obligation shall satisfy the requirement set forth in Section 6.01(c) of the Credit Agreement with respect to the current fiscal year of the Borrower.

(h)

Restructuring Proposals. As soon as available but in any event not later than February 15, 2011, the Borrower shall deliver to the Administrative Agent either (1) a reasonably detailed summary of the agreement, if any, reached between the majority holder of the Borrower’s Senior Notes, on the one hand, and the Second Lien Lenders, on the other hand, with respect to the consideration (the “Junior Debt Consideration”) to be provided to the holders of the Senior Notes and the holders of the Second Lien Loans (collectively, the “Junior Debtholders”), and the allocation thereof, in a potential restructuring of such Indebtedness (the “Junior Debt Restructuring”) or (2) if no such agreement exists, a copy of the proposal delivered by the Borrower to the Junior Debtholders in respect of the Junior Debt Restructuring, including the Junior Debt Consideration and the allocation thereof.

(i)

Other Documents. Not later than February 22, 2011, the Borrower shall deliver to the Administrative Agent such other documents as has been agreed by the Borrower and the Administrative Agent prior to the date hereof.

(j)

Notices of Certain Payments. During the Standstill Period, the Borrower shall provide the Administrative Agent with not less than two (2) Business Days’ advance notice of any payment to be made by the Borrower or any of its Subsidiaries that (x) is in an amount greater than $1,000,000 and (y) is not reflected in the 13-Week Forecast or the Updated 13-Week Forecast, as applicable.

(k)

Other Restrictions. During the Standstill Period and regardless of whether or not any of the following would otherwise be permitted under the Credit Agreement, neither Holdings nor the Borrower shall, nor shall they permit any other Group Company to:

(1)

directly or indirectly, redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, any Indebtedness incurred pursuant to the Senior Notes Documents or any Indebtedness incurred pursuant the Second Lien Loan Documents;

(2)

pay in cash any Management Fees (including any Financial Advisory Fees (as defined in the Management Agreement as in effect on the date of the First Forbearance Agreement)) or make any other cash payments to the Sponsor or any Affiliate of the Sponsor that is not a Group Company, except for (A) reimbursements of airline tickets and other documented out-of-pocket expenses made pursuant to the Management Agreement as in effect on the date hereof in an aggregate amount for all such expenses (other than airline tickets) not to exceed $10,000, (B) payments made to or on behalf of such Persons that are directors of the Company, solely in such capacity, that are consistent with payments made by the Company to or on behalf of other directors, (C) payments made to or on behalf of such Persons that are lenders under the Second Lien Credit Agreement, solely in such capacity, in accordance with the terms of the Second Lien Credit Agreement, including the fees, charges and disbursements of counsel and (D) any payments in respect of goods or services provided by other portfolio companies of the Sponsor or its Affiliates that are in the ordinary course of business and otherwise permitted to be made under the Credit Agreement;

(3)	incur, create or assume any Indebtedness or Swap Obligations pursuant to clause (xx) of Section 7.01 of the Credit Agreement;

(4)

create, incur or assume any Lien on any property or assets pursuant to clause (xxx) or (xxxi) of Section 7.02 of the Credit Agreement; provided, that the Group Companies may create, incur or assume Liens pursuant to such clause (xxxi) securing obligations or other liabilities in an aggregate amount not to exceed $500,000;

(5)	enter into any transaction of merger or consolidation pursuant to clause (v) of Section 7.04 of the Credit Agreement;

(6)	declare or pay any Restricted Payments pursuant to clause (vii) or (ix) of Section 7.07 of the Credit Agreement; or

(7)

make or acquire any Investment in any Person pursuant to clause (xi)(A), (xiv), (xv), (xxii), (xxiv) or (xxv) of Section 7.06(a) of the Credit Agreement; provided, that (A) the Group Companies may make or acquire Investments pursuant to such clause (xi)(A) in an aggregate amount not to exceed $250,000 and (B) the Group Companies may make or acquire Investments pursuant to such clauses (xv) and (xxii) in an aggregate amount (in aggregate for both such clauses together) not to exceed $500,000.

(l)

Minimum Liquidity. During the Standstill Period, Holdings and the Borrower shall not permit the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties (“Liquidity”) as of the last day of any calendar week, commencing with the calendar week ending February 13, 2011, to be less than (x) the projected Liquidity set forth in the Updated 13-Week Forecast for the last day of such calendar week plus (y) $2,000,000.

(m)

Additional Forbearance Fees. Not later than February 9, 2011, the Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender that (a) has not been given the opportunity to deliver an executed counterpart of this Second Forbearance Agreement on or prior to January 31, 2011 but (b) delivers an executed counterpart of this Second Forbearance Agreement to the Administrative Agent prior to 5:00 p.m. (NY time) on February 7, 2011, a non-refundable forbearance fee in an amount equal to the product of (i) 0.25% multiplied by (ii) the aggregate principal amount of such Lender’s Term B Loans and Revolving Commitments as of January 31, 2011.

6.     Standstill Termination Date.     As used in this Second Forbearance Agreement, “Standstill Termination Date” shall mean the earliest of (i) March 2, 2011, (ii) the date on which any Event of Default under the Credit Agreement other than the Specified Event Default shall occur, (iii) the date on which any breach by Holdings or the Borrower of any of the covenants set forth in Section 5 of this Second Forbearance Agreement shall occur (or, in the case of the covenants set forth in clauses (e), (f), (g), (h), (i) and (j) of such Section 5, the date that is two calendar days following any breach thereof unless such breach has been remedied on or prior to such date), (iv) the date on which the holders of the Senior Notes or the trustee under the Senior Note Indenture shall (a) accelerate obligations under the Senior Notes pursuant to Section 6.02 of the Senior Notes Indenture or (b) exercise any available remedy at law or in equity before a court of competent jurisdiction to collect the payment of obligations under the Senior Notes or to enforce the performance of any provision of the Senior Notes or the Senior Notes Indenture pursuant to Section 6.03 of the Senior Notes Indenture and (v) the date on which the Second Lien Lenders, the administrative agent or the collateral agent under the Second Lien Loan Documents shall (a) accelerate obligations under the Senior Lien Credit Agreement pursuant to Section 8.02(b) of the Second Lien Credit Agreement or (b) enforce any rights and interests created and existing under the Second Lien Loan Documents pursuant to Section 8.02(d) of the Second Lien Credit Agreement. The occurrence of the Standstill Termination Date shall be deemed an Event of Default under the Credit Agreement. Upon the occurrence of the Standstill Termination Date, the Standstill Period shall automatically terminate and the Lenders shall, at any time thereafter, be permitted and entitled under Section 8.02 of the Credit Agreement to, among other things, terminate the Commitments, accelerate the Loans, require cash collateral for L/C Obligations, enforce the Liens granted under the Collateral Documents and exercise all other rights and remedies available under the Loan Documents or applicable law.

7.     No Waiver and Reservation of Rights.     Each of Holdings and the Borrower acknowledges and agrees, on behalf of itself and on behalf of its respective Subsidiaries, that the Lenders are not waiving the Specified Event of Default (or any other Default or Event of Default), but are simply agreeing to forbear from exercising their rights with respect to the Specified Event of Default or the delivery of the Indenture Default Notice to the extent expressly set forth in this Second Forbearance Agreement. Without limiting the generality of the foregoing, each of Holdings and the Borrower acknowledges and agrees that immediately upon expiration of the Standstill Period, the Administrative Agent and the Lenders have all of their rights and remedies with respect to the Specified Event of Default or the delivery of the Indenture Default Notice to the same extent, and with the same force and effect, as if the forbearance provided for herein had not been granted. Each of Holdings and the Borrower agrees not to assert and hereby forever waives, on behalf of itself and on behalf of its respective Subsidiaries, any right to assert that the Administrative Agent or the Lenders are obligated in any way to continue beyond the Standstill Period to forbear from enforcing their rights or remedies or that the Administrative Agent and the Lenders are not entitled to act on the Specified Event of Default or the delivery of the Indenture Default Notice on and after the occurrence of the Standstill Termination Date as if such Event of Default had just occurred and the Standstill Period had never existed. Each of Holdings and the Borrower acknowledges and agrees, on behalf of itself and on behalf of its respective Subsidiaries, that the Lenders have made no representations as to what actions, if any, the Lenders will take after the Standstill Period or upon or after the occurrence of the Standstill Termination Date, and the Lenders and the Administrative Agent do hereby specifically reserve any and all rights, remedies, and claims they have (after giving effect hereto) with respect to the Specified Event of Default or the delivery of the Indenture Default Notice and each other Default or Event of Default that may occur.

8.     Loan Documents Remain Effective.     Except as expressly set forth in this Second Forbearance Agreement, the Loan Documents and all of the obligations of Holdings and the Borrower thereunder, the rights and benefits of the Administrative Agent and Lenders thereunder, and the Liens created thereby remain in full force and effect. Without limiting the foregoing, each of Holdings and the Borrower agrees to comply with all of the terms, conditions, and provisions of the Loan Documents. This Second Forbearance Agreement and the Loan Documents are intended by the Lenders party hereto as a final expression of their agreement and are intended as a complete and exclusive statement of the terms and conditions of that agreement.

9.     Conditions Precedent.     The effectiveness of this Second Forbearance Agreement and the commencement of the Standstill Period is subject to the satisfaction of the following conditions precedent: (a) Holdings, the Borrower and the Required Lenders shall have executed and delivered this Second Forbearance Agreement and (b) the Administrative Agent shall have received, for the ratable benefit of each Lender that has delivered a duly executed counterpart of this Second Forbearance Agreement to the Administrative Agent prior to 4:00 p.m. (NY time) on January 31, 2011, a non-refundable forbearance fee in an amount equal to the product of (i) 0.25% multiplied by (ii) the aggregate principal amount of such Lender’s Term B Loans and Revolving Commitments as of January 31, 2011.

10.     Release.     In consideration of, among other things, the forbearance provided for herein, each of Holdings and the Borrower, on behalf of itself and its respective Subsidiaries and its and their respective successors and assigns (the “Borrower Parties”), jointly and severally releases, acquits and forever discharges (in each case to the extent permitted by applicable law) the Administrative Agent and each Lender (collectively, the “Lender Parties”), and their respective subsidiaries, parents, affiliates, partners, officers, directors, employees, agents, attorneys, successors and assigns, both present and former (collectively, the “Lenders’ Affiliates”) from any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims (including without limitation crossclaims, counterclaims and rights of set-off and recoupment) and demands whatsoever, whether known or unknown, whether asserted or unasserted, in contract, tort, law or equity which Holdings, the Borrower or any other Borrower Party has or may have against any of the Lender Parties and/or the Lenders’ Affiliates by reason of any action, failure to act, matter or thing whatsoever arising from or based on facts occurring prior to the date hereof that relate to this Second Forbearance Agreement, the Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, including but not limited to any such claim or defense to the extent that it relates to (i) the making or administration of the Loans, including without limitation, any such claims and defenses based on fraud, mistake, duress, usury or misrepresentation, or any other claim based on so-called “lender liability theories”, (ii) any covenants, agreements, duties or obligations set forth in the Loan Documents or (iii) any actions or omissions of any of the Lender Parties and/or the Lenders’ Affiliates in connection with the initiation or continuing exercise of any right or remedy contained in the Loan Documents or at law or in equity with respect to the Loan Documents.

11.     Miscellaneous.     By its acceptance hereof, each of Holdings and the Borrower hereby represents and warrants that (i) it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, (ii) this Second Forbearance Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, (iii) as of the date hereof, each of the Updated Organization Chart (as defined in the First Forbearance Agreement) and the Updated Subsidiary Schedule (as defined in the First Forbearance Agreement) is complete and correct in all material respects, (iv) as of the date hereof, each Subsidiary of Holdings that is required under the terms of the Credit Agreement to be a party to the Guaranty as a “Guarantor” (as defined therein) is a party to the Guaranty as a “Guarantor” (as defined therein) and (v) as of the date hereof, each Subsidiary of Holdings that is required under the terms of the Credit Agreement to be a party to any of the Collateral Documents and to grant Liens pursuant thereto has become a party to such Collateral Documents and has granted such Liens. Any provision of this Second Forbearance Agreement held invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provision hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto hereby acknowledge and agree that this Second Forbearance Agreement shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. Unless otherwise expressly stated herein, the provisions of this Second Forbearance Agreement shall survive the termination of the Standstill Period. This Second Forbearance Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Second Forbearance Agreement shall be governed by New York law and shall be governed and interpreted on the same basis as the Credit Agreement.

[SIGNATURE PAGES TO FOLLOW]

This Second Forbearance Agreement is entered into as of the date and year first above written.

SBARRO, INC.

By	/s/ Nicholas McGrane
	Name	Nicholas McGrane
	Title	Interim President and Chief Executive
Officer

SBARRO HOLDINGS, LLC

By	/s/ Nicholas McGrane
	Name	Nicholas McGrane
	Title	Interim President and Chief Executive
Officer

Accepted and agreed to.

BANK OF AMERICA, N.A., in its capacity as Administrative Agent and Lender

By	/s/ Anthony D. Healey
	Name	Anthony D. Healey
	Title	Senior Vice President

ARTUS LOAN FUND 2007-I, LTD.
BABSON CLO LTD. 2003-I
BABSON CLO LTD. 2004-II
BABSON CLO LTD. 2005-I
BABSON CLO LTD. 2006-I
BABSON CLO LTD. 2007-I
LOAN STRATEGIES FUNDING LLC
SUFFIELD CLO, LIMITED
By:	Babson Capital Management LLC as
Collateral Manager

By	/s/ Michael J. Fey
Name: Michael J. Fey
Title: Director

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY
MASSMUTUAL ASIA LIMITED
BILL & MELINDA GATES FOUNDATION
TRUST

By:	Babson Capital Management LLC as
Investment Adviser

By	/s/ Michael J. Fey
Name: Michael J. Fey
Title: Director

VINACASA CLO, LTD.
By:	Babson Capital Management LLC as
Collateral Servicer

By	/s/ Michael J. Fey
Name: Michael J. Fey
Title: Director

Foothill CLO I, Ltd.
By:	The Foothill Group, Inc., as attorney-in-fact

	By	/s/ Sanjay Roy
Name: Sanjay Roy
Title: Director

The Foothill Group, Inc.

By	/s/ Sanjay Roy
Name: Sanjay Roy
Title: Director

NZC GUGGENHEIM MASTER FUND LIMITED

By:	Guggenheim Investment Management, LLC, as
Manager
By /s/ Michael Damaso
	Name	Michael Damaso
	Title	Senior Managing Director

BDIF LLC
By:	Guggenheim Investment Management, LLC, as
Investment Manager
By /s/Michael Damaso
	Name	Michael Damaso
	Title	Senior Managing Director

STONE TOWER CREDIT FUNDING I LTD.
BY STONE TOWER FUND MANAGEMENT LLC
AS ITS COLLATERAL MANAGER

By	/s/ Michael W. DelPercio

	Name	Michael W. DelPercio

	Title	Authorized Signatory

XELO VII LIMITED

By:	Babson Capital Management LLC as Sub-
Advisor

By	/s/ Michael J. Fey
Name: Michael J. Fey
Title: Director